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Exhibit 99.(a)(14)

LERACH COUGHLIN STOIA GELLER RUDMAN & ROBBINS LLP DARREN J. ROBBINS (168593) RANDALL J. BARON (150796) 401 B Street, Suite 1600 San Diego, CA 92101 Telephone: 619/231-1058 619/231-7423 (fax)	FILED ALAMEDA COUNTY 2005 SEP 13 AM 9:10 CLERK OF THE SUPERIOR COURT BY [illegible] DEPUTY

Attorneys for Plaintiff

[Additional counsel appear on signature page.]

SUPERIOR COURT OF THE STATE OF CALIFORNIA

COUNTY OF ALAMEDA

ALBERT STEIN, On Behalf of Himself and	)	VIA FAX
All Others Similarly Situated,	)
	)	Case No. RG 05232097
Plaintiff,	)
	)	CLASS ACTION
vs.	)
	)	COMPLAINT BASED UPON SELF
CHIRON CORPORATION,	)	DEALING AND BREACH OF FIDUCIARY
HOWARD H. PIEN,	)	DUTY
PAUL L. HERRLING,	)
PIERRE W. DOUAZE,	)
RAYMUND BREU,	)
LEWIS W. COLEMAN,	)
EDWARD E. PENHOET,	)
J. RICHARD FREDERICKS,	)
VAUGHN D. BRYSON,	)
DENISE M. O'LEARY,	)
PEITER J. STRIJKERT,	)
NOVARTIS AG and	)
DOES 1-25, inclusive,	)
)
Defendants.	)
)

COMPLAINT BASED UPON SELF DEALING AND BREACH OF FIDUCIARY DUTY

        Plaintiff, by his attorneys, alleges as follows:

SUMMARY OF THE ACTION

        1.     This is a stockholder class action brought by plaintiff on behalf of the holders of Chiron Corporation ("Chiron" or the "Company") common stock against Chiron, its directors, and its dominating and controlling shareholder, Novartis AG ("Novartis"), arising out of defendants' collusive efforts to advance their own respective personal and corporate interests at the expense of Chiron's public shareholders.

BACKGROUND

        2.     Defendant Chiron is a Delaware corporation with its principal executive offices located at 4560 Horton Street, Emeryville, California. Chiron operates as a biopharmaceutical company that engages in the development, manufacture, and marketing of therapeutic products for the prevention and treatment of infectious diseases worldwide. The Company operates in three segments: Blood Testing, Adult and Pediatric Vaccines, and Biopharmaceuticals. The Company's common shares are publicly traded on the NASDAQ. As of August 3, 2005, there were over 187 million shares of Chiron's common stock issued and outstanding, held by hundreds if not thousands of shareholders.

        3.     In 2004, the Individual Defendants became personally liable for potentially hundreds of millions (if not billions) of dollars in damages for corporate decisions which directly led to the Company distributing massive amounts of contaminated flu vaccines. The Company's share price plummeted from $58 to $36 when it was revealed that Chiron had distributed contaminated vaccines, eviscerating more than $1 billion in shareholder value and shareholders launched class and derivative actions against the Individual Defendants for the failures in overseeing the Company's ability to produce contaminant-free flu vaccines. Novartis now seems intent upon taking advantage of its inside knowledge concerning the future benefits to be derived from Chiron's own ventures as well as the Chiron-Novartis joint ventures.

        4.     Moreover, in connection with their attempt to obtain iron-clad indemnifications for their prior wrongdoing, defendants have sought out Novartis to buy the remaining interest in Chiron it does not own without even attempting a fair sale process. Chiron's directors are fixated in obtaining assurances that they will receive indemnification for the 2004 flu vaccine related liabilities instead of engaging in a good faith sale of the Company.

        5.     On September 5, 2005, defendants directed their representatives to inform Novartis that they would not sell Chiron on the terms proposed. Rather, defendants are engaged in an effort to extract iron-clad indemnification agreements from Novartis and other personal benefits including the acceleration of substantial change of control payments as part of any sale process. Defendants are acting in direct violation of their fiduciary duties of loyalty, candor, due care, independence, good faith and fair dealing.

        6.     Plaintiff seeks immediate judicial intervention to stop defendants from acting in violation of their respective duties to plaintiff and the class, and require defendants to engage in a fair and neutral sales process instead of advancing and/or protecting their own interest at the expense of Chiron's public shareholders.

JURISDICTION AND VENUE

        7.     This Court has jurisdiction over the cause of action asserted herein pursuant to the California Constitution, Article VI, §10, because this case is a cause not given by statute to other trial courts.

        8.     This Court has jurisdiction over Chiron because the Company conducts business in California and is a citizen of California, as it has its principal place of business in Emeryville, California. In addition, certain of the individuals named as defendants, including defendants Coleman, O'Leary and Penhoet, are residents and citizens of California. This action is not removable.

        9.     Venue is proper in this Court because the conduct at issue took place and had an effect in this County.

THE PARTIES

        10.   Plaintiff Albert Stein is, and at all times relevant hereto was, a shareholder of Chiron.

        11.   Defendant Chiron is a Delaware corporation with its principal executive offices located at 4560 Horton Street, Emeryville, California. Chiron operates as a biopharmaceutical company that engages in the development, manufacture, and marketing of therapeutic products for the prevention and treatment of infectious diseases worldwide. The Company operates in three segments: Blood Testing, Adult and Pediatric Vaccines, and Biopharmaceuticals. The Company's common shares are publicly traded on the NASDAQ. As of August 3, 2005, there were over 187 million shares of Chiron's common stock issued and outstanding, held by hundreds if not thousands of shareholders. Chiron is also a defendant in a class action and a nominal party in a derivative action filed in connection with the contamination of the Company's primary vaccine.

        12.   Defendant Howard H. Pien ("Pien") is and has been at all material times the Chief Executive Officer ("CEO") and Chairman of the Board of Chiron. Under an employment agreement between Pien and Chiron effective April 1, 2003, Pien is entitled to, among other things: (i) a base salary of $760,000 per year, and (ii) an annual bonus equal to 100% of his base salary if the targeted level of performance is satisfied, with a maximum bonus of 200% if performance substantially exceeds the targeted level. If Pien's employment with Chiron is terminated, however (including after a change of control), the agreement provides that he will continue to receive: (a) his base salary for two years following the termination date, provided he may elect to receive a lump sum payment equal to the discounted value of such salary; (b) in lieu of his cash bonus, a payment equal to two times the higher of his targeted bonus in the year of termination or his highest bonus during the preceding three years, payable over the salary continuation period or, at Pien's option, in a discounted lump sum; (c) continued health care and life insurance coverage for a two-year period, subject to the payment by Pien of premiums not paid by Chiron under Chiron's cafeteria benefit plan; (d) accelerated vesting of his initial stock options; and (e) full vesting of his restricted share rights. Pien is also a defendant in a class action and/or derivative action filed in connection with the contamination of the Company's primary vaccine.

        13.   Defendant Paul L. Herrling ("Herrling") is and has been at all material times a director of Chiron. Herrling is currently the Head of Corporate Research for Novartis, and is a Novartis-appointed member of the Chiron Board. Herrling is also a defendant in a class action and/or derivative action filed in connection with the contamination of the Company's primary vaccine.

        14.   Defendant Pierre W. Douaze ("Douaze") is and has been at all material times a director of Chiron. Douaze is a former executive committee member of Novartis and Head of Novartis' Healthcare Division and Pharma Sector. From December 1996, upon the formation of Novartis AG through the merger of Ciba-Geigy Limited and Sandoz Ltd., through December 1997, Douaze was a member of the executive committee of Novartis and Head of its Healthcare Division and Pharma Sector. In December 1997, Douaze retired from his executive position at Novartis but has continued to serve as a director since 1995. Douaze is also a defendant in a class action and/or derivative action filed in connection with the contamination of the Company's primary vaccine.

        15.   Defendant Raymond Breu ("Breu") is and has been at all material times a director of Chiron. Breu is currently the Chief Financial Officer ("CFO") and a member of the executive committee of Novartis, and is a Novartis-appointed member of the Chiron Board. Breu is also a defendant in a class action and/or derivative action filed in connection with the contamination of the Company's primary vaccine.

        16.   Defendant Lewis W. Coleman ("Coleman") is and has been at all material times a director of Chiron. Coleman was the President of the Gordon and Betty Moore Foundation (the "Moore Foundation") from its founding in November 2000 through December 2004. Coleman worked at the Moore Foundation and established interpersonal relationships with defendant Edward E. Penhoet ("Penhoet"), who was its Chief Program Officer for Science and Education. In addition, Coleman is the former Chairman and a member of the Executive Committee of Banc of American Securities, formerly known as Montgomery Securities, where he was a Senior Managing Director. Coleman worked at Montgomery Securities with defendant J. Richard Fredericks ("Fredericks"), with whom he also established interpersonal relationships. Coleman is also a defendant in a class action and/or derivative action filed in connection with the contamination of the Company's primary vaccine.

        17.   Defendant Fredericks is and has been at all material times a director of Chiron. As previously alleged, Fredericks was a partner and Senior Managing Director of Montgomery Securities and Banc of America Securities, where he worked and established interpersonal relationships with defendant Coleman. Fredericks is also a defendant in a class action and/or derivative action filed in connection with the contamination of the Company's primary vaccine.

        18.   Defendant Vaughn D. Bryson ("Bryson") is and has been at all material times a director of Chiron. Bryson is the retired President and CEO of Eli Lilly, a global research-based pharmaceutical corporation. Bryson is also a defendant in a class action and/or derivative action filed in connection with the contamination of the Company's primary vaccine.

        19.   Defendant Penhoet, the founder of Chiron, is and has been at all material times a director of Chiron. As previously alleged, Penhoet was a Chief Program Officer of the Moore Foundation, where he worked and established interpersonal relationships with defendant Coleman. Penhoet currently serves as a director of a large number of other science and pharmaceutical companies, including Zymogenetics, Inc., Renovis, Inc. (where he serves as Chairman), Seynexis Chemistry & Automation, Inc., Eyetech Pharmaceuticals, Inc., and Metabolex, Inc. In addition, Penhoet was a faculty member in Biochemistry at the University of California at Berkeley for 27 years, where Novartis has a lucrative research agreement for early access to research. Penhoet is also a defendant in a class action and/or derivative action filed in connection with the contamination of the Company's primary vaccine.

        20.   Defendant Denise M. O'Leary ("O'Leary") is and has been at all material times a director of Chiron. O'Leary is a private venture capitalist. O'Leary is also a defendant in a class action and/or derivative action filed in connection with the contamination of the Company's primary vaccine.

        21.   Defendant Peiter J. Strijkert ("Strijkert") is and has been at all material times a director of Chiron. Strijkert is currently the Chairman of the Board of Crucell N.V., and has previously served in management and director capacities of a number of pharmaceutical companies, such as Gist-Brocades N.V., deVGen N.V. and PamGene B.V. Strijkert is also a defendant in a class action and/or derivative action filed in connection with the contamination of the Company's primary vaccine.

        22.   The individuals named in ¶¶12-21 above are hereinafter referred to as the "Individual Defendants." As officers and/or directors of Company, each of the Individual Defendants owe the highest fiduciary duties of good faith, loyalty, fair dealing, due care, and candor to plaintiff and the other members of the Class (as defined below).

        23.   Defendant Novartis engages in the research, development, manufacture, and marketing of pharmaceutical products worldwide. It operates in three divisions: Pharmaceuticals, Consumer Health,

and Sandoz. Novartis was formed in 1996 as a result of the merger between Sandoz AG and CIBA-Geigy AG, and is headquartered in Basel, Switzerland. Novartis is sued herein in two capacities: (a) as the controlling and dominating shareholder of Chiron, for breaching its fiduciary duties in connection with its attempt to unlawfully acquire the Company while in the possession of inside information; and (b) as an aider and abettor of the Individual Defendants' numerous breaches of fiduciary duty to Chiron's shareholders.

        24.   The true names and capacities of defendants sued herein under California Code of Civil Procedure §474 as Does 1 through 25, inclusive, are presently not known to plaintiff, who therefore sues these defendants by such fictitious names. Plaintiff will seek to amend this Complaint and include these Doe defendants' true names and capacities when they are ascertained. Each of the fictitiously named defendants is responsible in some manner for the conduct alleged herein and for the injuries suffered by the Class.

DEFENDANTS' FIDUCIARY DUTIES

        25.   In any situation where the directors of a publicly traded corporation undertake a transaction that will result in either (i) a change in corporate control or (ii) a break-up of the corporation's assets, the directors have an affirmative fiduciary obligation to obtain the highest value reasonably available for the corporation's shareholders, and if such transaction will result in a change of corporate control, the shareholders are entitled to receive a premium commensurate with the value of the Company, including the Company's future potential. To diligently comply with these duties, the directions may not take any action that:

          (a)   will discourage or inhibit alternative offers to purchase control of the corporation or its assets;

          (b)   contractually prohibits them from complying with their fiduciary duties;

          (c)   will otherwise adversely affect their duty to search and secure the best value reasonably available under the circumstances for the corporation's shareholders; and/or

          (d)   will provide the directors with preferential treatment at the expense of, or separate from, the public shareholders.

        26.   In accordance with their duties of loyalty and good faith, the defendants, as directors and/or officers of Chiron, are obligated to refrain from:

          (a)   participating in any transaction where the directors' or officers' loyalties are divided;

          (b)   participating in any transaction where the directors or officers receive or are entitled to receive a personal financial benefit not equally shared by the public shareholders of the corporation; and/or

          (c)   unjustly enriching themselves at the expense or to the detriment of the public shareholders.

        27.   Plaintiff alleges herein that the Individual Defendants and Novartis, separately and together, in connection with the imminent sale, and aided and abetted by Novartis and Chiron, have violated and are continuing to violate the fiduciary duties owed to plaintiff and other public shareholders of Chiron, including their duties of loyalty, good faith and independence.

        28.   Because the Individual Defendants and Novartis have breached and are continuing to breach their duties of loyalty, good faith and independence in connection with the imminent sale of the Company, the burden of proving the inherent or entire fairness of the imminent sale, including all aspects of its negotiation, structure, price and terms, is placed upon the Individual Defendants and Novartis as a matter of law.

CLASS ACTION ALLEGATIONS

        29.   Plaintiff brings this action on his own behalf and as a class action pursuant to California Code of Civil Procedure §382 on behalf of all holders of Chiron stock who are being and will be harmed by defendants' actions described below (the "Class"). Excluded from the Class are defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any defendants.

        30.   This action is properly maintainable as a class action.

        31.   The Class is so numerous that joinder of all members is impracticable. According to Chiron's SEC filings, there were more than 187 million shares of Chiron common stock outstanding as of August 3, 2005, held by hundreds, if not thousands, of beneficial owners.

        32.   There are questions of law and fact which are common to the Class and which predominate over questions affecting any individual Class member. The common questions include, inter alia, the following:

          (a)   whether defendants have breached their fiduciary duties of undivided loyalty, independence or due care with respect to plaintiff and the other members of the Class in connection with the imminent sale;

          (b)   whether the Individual Defendants and Novartis are unjustly enriching themselves and other insiders or affiliates of Chiron;

          (c)   whether Novartis, as the controlling and dominating shareholder of Chiron, has breached and is breaching its fiduciary duties to the Chiron shareholders by attempting to induce the sale of the Company while in possession of material inside information;

          (d)   whether defendants have breached any of their other fiduciary duties to plaintiff and the other members of the Class in connection with the imminent sale, including the duties of good faith, diligence, candor, honesty and fair dealing;

          (e)   whether Novartis or Chiron have aided and abetted the breaches of fiduciary duty alleged by plaintiff against the Individual Defendants; and

          (f)    whether plaintiff and the other members of the Class would suffer irreparable injury were the transactions complained of herein consummated.

        33.   Plaintiff's claims are typical of the claims of the other members of the Class and plaintiff does not have any interests adverse to the Class.

        34.   Plaintiff is an adequate representative of the Class, has retained competent counsel experienced in litigation of this nature and will fairly and adequately protect the interests of the Class.

        35.   The prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class which would establish incompatible standards of conduct for the party opposing the Class.

        36.   Plaintiff anticipates that there will be no difficulty in the management of this litigation. A class action is superior to other available methods for the fair and efficient adjudication of this controversy.

        37.   Defendants have acted on grounds generally applicable to the Class with respect to the matters complained of herein, thereby making appropriate the relief sought herein with respect to the Class as a whole.

SUBSTANTIVE ALLEGATIONS

        38.   Chiron is a global pharmaceutical company focused on developing products for cancer and infectious diseases. It commercializes its products through three business units: blood testing, vaccines and biopharmaceuticals.

Novartis Invests in Chiron

        39.   In January 1995, Novartis acquired shares of Chiron as a financial investment. At that time, Chiron began an alliance with Novartis through a series of transactions.

        40.   For example, following Novartis' investment in Chiron, Chiron and Novartis entered into a series of arrangements which affected Chiron's corporate governance, investment policies, research, development, manufacturing and marketing, and continue with these arrangements to this day.

        41.   Among these arrangements are a "Governance Agreement," pursuant to which Novartis agreed not to increase its ownership interest in Chiron above 55% unless:

          (a)   a majority of the independent directors, as defined in the Governance Agreement, of Chiron's Board approve the acquisition of additional equity securities, in which case Novartis may increase its ownership interest up to 79.9%;

          (b)   the increase in Novartis' ownership interest is the result of an action by Chiron (such as the repurchase of outstanding common stock or the sale of common stock to Novartis or its affiliates); or

          (c)   the acquisition is part of a "buy-out transaction," in which Novartis acquires all of Chiron's outstanding capital stock in accordance with certain procedures described in the Governance Agreement.

        42.   Further, pursuant to the Governance Agreement, Novartis has the right to propose a buy-out transaction, such as contemplated here. If Novartis proposes a buy-out transaction, it must offer to buy all of Chiron's outstanding equity securities at a price based upon a "third party sale value" (i.e., the value that an unaffiliated third party would be expected to pay to purchase all of Chiron's equity securities in an arm's-length transaction negotiated by a willing seller and a willing buyer). This provision would also require factoring the value of the information Novartis already knows and how a third party would value such information. Absent disclosure of the same to an independent financial advisor with the requisite skills in biotechnology valuation, defendants cannot even begin to propose a sale.

Chiron Fumbles Exposing Officers and Directors to Liability

        43.   One of Chiron's key products is its influenza vaccination. Influenza, a contagious disease caused by the influenza virus, affects the respiratory tract, often resulting in symptoms in the nose, throat and lungs, as well as fever, headache, tiredness and body aches. It can also lead to complications such as pneumonia, bronchitis, or sinus and ear infections or exacerbate chronic conditions.

        44.   The influenza vaccination provides protection from influenza within about two weeks of administration and may last for as long as a year. The vaccine protects 70-90% of vaccinated people from contracting influenza and vaccinated people who do contract influenza generally develop milder cases than unvaccinated people. Influenza vaccines, the majority of which are made from inactivated (dead) influenza strains, are updated each year to address changes in the viruses.

        45.   On October 5, 2004, the U.K. Medicines and Healthcare Products Regulatory Agency ("MHRA") suspended Chiron Vaccines' manufacturer's license for influenza vaccines because defendants sought to inflate the Company's profit margins by avoiding the costs of necessary quality assurance. As a result of this action, the Company was unable to release any batches of its influenza vaccine (Fluvirin) manufactured at its Liverpool facility to any market. The suspension was imposed as a result of Chiron's failure to comply with the requirements of "good manufacturing practices," leading to concerns of possible microbial contamination of the product. Upon this revelation, the Company drastically slashed its guidance for future quarters, sending the Company's shares into a free-fall, plunging to as low as $29 per share before closing at $37.98, down 16% from the previous day's closing price.

        46.   In 2004, the Individual Defendants became personally liable for hundreds of millions (if not billions) of dollars in damages as the Company's flu vaccines were found to be contaminated.

        47.   The Company's share price plummeted from $58 per share to $36 per share in connection with the October 2004 revelations about the Company's flu vaccine, eviscerating more than $1 billion in shareholder value. Thereafter, the Individual Defendants were sued by shareholders in both class and derivative actions for the Individual Defendants' failures in overseeing the Company's ability to produce contaminant-free flu vaccines.

Novartis and Chiron's Board Saw an Opportunity to Exploit One Another

        48.   Although the Company's share price has shaken off much of the vaccine-related concerns of 2004, the Individual Defendants continued to be embroiled in multiple litigations, which threaten their personal assets and future and Chiron's directors realize that they could use a sale of Chiron to ensure that they obtain iron-clad indemnification agreements for the 2004 flu vaccine related liabilities.

        49.   Acquiring the Company prior to the market knowing what Novartis already knew about the success of certain key ventures between the Company and Novartis made the acquisition compelling, as Novartis knew that the release of positive news was imminent and would drive the price of Chiron stock upward.

        50.   On August 31, 2005—just hours before Novartis' buyout offer was made public—the FDA gave the green light to the Company's Liverpool, England Fluvirin manufacturing plant for United States distribution of flu vaccine for the 2005/2006 flu season. The Individual Defendants and Novartis knew that this admittedly positive announcement would result in a substantial increase in the price of Chiron's stock over the coming days as the investment community was permitted to absorb the positive development and before the Company was able to reissue guidance incorporating the Company's flu vaccine sales. The prior guidance factored out all such sales as, until now, the Company was prohibited from making such sales. But defendants sought to halt any further share increases as well as press releases resulting in further upward movement by announcing that with the support of the Company's controlling shareholder, the Novartis Board had authorized the minority shareholders of Chiron to be cashed out at $40 per share. Simply put, Novartis is attempting to force the sale of the Company in order to strip the public shareholders of their equity investment in this growth company.

The Acquisition Offer

        51.   At 12:00 a.m. PST on September 1, 2005 (only hours after Chiron received approval), Chiron issued a press release confirming that Novartis had made a "buy-out transaction" offer to purchase all of the outstanding shares of Chiron that it did not already own—approximately 58%—for $40.00 per share in cash.

        52.   The press release stated:

        Chiron Confirms Receipt of Novartis Offer

          Chiron Corporation confirmed today that it has received an offer from Novartis AG to acquire the approximately 58% of Chiron shares that Novartis does not already own for $40 per Chiron share in cash.

          The Chiron Board of Directors, excluding the three Novartis directors, will thoroughly evaluate the offer in due course with the assistance of Chiron's financial advisors, Morgan Stanley and Credit Suisse First Boston.

Chiron's Board Unsatisfied and Unclear with How They Will
Personally Benefit from Novartis' Offer and Sale of Company

        53.   On September 5, 2005, after reviewing the Novartis offer, the Individual Defendants claimed that they had rejected the Novartis offer, refusing to sell the Company on the terms offered. The defendants are now attempting to extract personal benefits for themselves, the cost of which will be borne by the shareholders of Chiron.

Novartis' Goal

        54.   Novartis, in breach of its fiduciary duties to the Company's minority shareholders, is intent on divesting plaintiff and the Class of their Chiron holdings, using its 53% voting control to pay the lowest possible price to Class members, even though the Individual Defendants are duty-bound to maximize shareholder value.

Timing of Novartis' Offer

        55.   Novartis has timed the imminent sale to freeze out Chiron's public shareholders in order to capture for itself and its partners Chiron's future potential without paying an adequate or fair price to the Company's public shareholders, and to place an artificial lid on the market price of Chiron stock so that the market would not reflect the Company's potential.

        56.   Further, Novartis has inside information about the Company, its true value, expected increase in true value and the benefits of 100% ownership of Chiron to which plaintiff and the Class members are not privy, including information relating to the Company's achievements of its key pipeline products like LAF237, CHIR-258, and CHIR-12.12, and its projection for the 2005-2006 flu season. Novartis is using such inside information to benefit itself in this transaction, to the detriment of the Chiron public stockholders.

Power of Novartis

        57.   In addition, Novartis, which owns a controlling block of the Company's common stock and has substantial voting power of approximately 53% and will vote all of its shares in favor of the imminent sale and against any alternative competing offers, effectively squeezing out the public shareholders.

        58.   Novartis has clear and material conflicts of interest in the imminent sale as it is the largest shareholder and effectively controls the Board, thereby dominating, controlling, and/or having the power to influence the Board of Chiron as well as the Company's proxy machinery.

        59.   More particularly, defendants Herrling, Douaze and Breu are each Novartis representatives on the Chiron Board. Defendants Penhoet and Novartis are both affiliated with the University of California at Berkley, and, consequently, with each other. All are defendants in the 2004 shareholder litigation.

        60.   Novartis is acting to better its own interests at the expense of Chiron's public shareholders. It is in a position to dictate the terms of the imminent sale, and the remaining directors of the Company are beholden to Novartis for their positions and the perquisites which they enjoy therefrom and cannot represent or protect the interest of the Company's public shareholders with impartiality and vigor.

"Special Committee"

        61.   While a special committee of purportedly independent directors has been formed by the Board to evaluate the Novartis offer, such a special committee is a legal nullity as each member has obvious conflicts of interest, in light of, inter alia, their allegiance to Novartis as the controlling and dominating shareholder of Chiron and their nominations by Novartis to the Board.

        62.   Simply put, the Individual Defendants' discussions with Novartis relating to the sale of Chiron are part of a plan by Novartis to take the Company private, which, if not enjoined, will result in the unlawful divestiture of the public stockholders of Chiron in a transaction that is inherently unfair to them and that is the product of the defendants' conflict of interest and breach of fiduciary duties, as described herein. The Individual Defendants' and Novartis' efforts are designed to:

          (a)   eliminate members of the Class as stockholders of the Company from continued equity participation in the Company at a price per share which and the Individual Defendants and Novartis know or should know is grossly unfair and inadequate;

          (b)   allow the Individual Defendants and Novartis (who have unique knowledge of the Company and have access to information denied or unavailable to the Class), to take advantage of the Class by not providing all material information Class members need to determine whether defendant efforts have violated their fiduciary duties;

          (c)   time a sale of Chiron to benefit Novartis and its partners at the expense of plaintiff and the Class; and

          (d)   Novartis, with the acquiescence of the directors of Chiron, is engaging in self-dealing and not acting in good faith toward plaintiff and the other members of the Class, as by virtue of, among other things, Novartis' voting and ownership power, controls and dominates the Board of Directors of Chiron. By reason of the foregoing, defendants have breached and are breaching their fiduciary duties to the members of the Class.

        63.   Unless enjoined by this Court, the Individual Defendants and Novartis will continue to breach their fiduciary duties owed to plaintiff and the Class and will consummate the imminent sale to the irreparable harm of plaintiff and the Class.

FIRST CAUSE OF ACTION

Claim for Breach of Fiduciary Duties
Against the Individual Defendants and Novartis

        64.   Plaintiff repeats and realleges each allegation set forth herein.

        65.   The defendants have violated their fiduciary duties of care, loyalty, candor and independence owed to the public shareholders of Chiron and have acted to put their personal interests and the interests of Novartis ahead of the interests of Chiron shareholders.

        66.   By the acts, transactions and courses of conduct alleged herein, defendants, individually and acting as a part of a common plan, are attempting to unfairly deprive plaintiff and other members of the Class of the true value of their investment in Chiron.

        67.   The Individual Defendants have violated their fiduciary duties by inducing Novartis to attempt to squeeze out Chiron's shareholders without regard to the fairness of those efforts to Chiron shareholders.

        68.   As demonstrated by the allegations above, the Individual Defendants have failed to exercise the care required, and breached their duties of loyalty, good faith, candor and independence owed to the shareholders of Chiron because, among other reasons:

          (a)   they failed to take steps to maximize the value of Chiron to its public shareholders and they took steps to avoid competitive bidding, to cap the price of Chiron stock and to give Novartis an unfair advantage, by, among other things, failing to solicit other potential acquirers or alternative transactions; and

          (b)   they failed to properly value Chiron.

        69.   Because the Individual Defendants and Novartis dominate and control the business and corporate affairs of Chiron, and are in possession of private corporate information concerning Chiron's assets, business and future prospects, there exists an imbalance and disparity of knowledge and economic power between them and the public shareholders of Chiron which makes it inherently unfair for them to pursue any transaction wherein they or any third party, such as Novartis, will reap disproportionate benefits to the exclusion of maximizing stockholder value.

        70.   By reason of the foregoing acts, practices and course of conduct, the defendants have failed to exercise ordinary care and diligence in the exercise of their fiduciary obligations toward plaintiff and the other members of the Class.

        71.   As a result of the actions of defendants, plaintiff and the Class will suffer irreparable injury in that they will be prevented from obtaining a fair price for their common stock.

        72.   Unless enjoined by this Court, the defendants will continue to breach their fiduciary duties owed to plaintiff and the Class, and are taking further steps to consummate a sale of Chiron which will exclude the Class from its fair share of Chiron's valuable assets and businesses, and/or benefit them in the unfair manner complained of herein, all to the irreparable harm of the Class, as aforesaid.

        73.   As a result of the defendants' unlawful actions, plaintiff and the other members of the Class will be irreparably harmed as defendants will continue to breach their fiduciary duties owed to plaintiff and the members of the Class, will not engage in arm's-length negotiations and will continue to conceal material information possessed by Chiron from Chiron's public stockholders all to the irreparable harm of the members of the Class.

        74.   Plaintiff and the members of the Class have no adequate remedy at law. Only through the exercise of this Court's equitable powers can plaintiff and the Class be fully protected from the immediate and irreparable injury which defendants' actions threaten to inflict.

SECOND CAUSE OF ACTION

Claim for Aiding and Abetting Breaches of Fiduciary Duties
Against Defendants Chiron and Novartis

        75.   Plaintiff repeats and realleges each allegation set forth herein.

        76.   Defendants Chiron and Novartis are sued herein as aiders and abetters of the breaches of fiduciary duties outlined above by the Individual Defendants, as members of the Board of Chiron, and Novartis, as the controlling and dominating shareholder of Chiron.

        77.   The Individual Defendants breached their fiduciary duties of loyalty and due care to the Chiron shareholders by failing to:

          (a)   act in the best interests of the public shareholders of Chiron common stock;

          (b)   maximize shareholder value; and

          (c)   act in accordance with their fundamental duties of due care and loyalty.

        78.   Such breaches of fiduciary duties could not and would not have occurred but for the conduct of defendants Chiron and Novartis, who, therefore, aided and abetted such breaches via considering an imminent sale of Chiron by Novartis.

        79.   Defendants Chiron and Novartis had knowledge that they were aiding and abetting the Individual Defendants' and Novartis' breaches of their fiduciary duties to the Chiron shareholders.

        80.   Defendants Chiron and Novartis rendered substantial assistance to the Individual Defendants' and Novartis in their breach of their fiduciary duties to the Chiron shareholders.

        81.   As a result of the unlawful actions of defendants Chiron and Novartis, plaintiff and the other members of the Class will be irreparably harmed in that they will not receive fair value for Chiron's assets and business and will be prevented from obtaining the real value of their equity ownership in the Company. Unless the actions of defendants Chiron and Novartis are enjoined by the Court, they will continue to aid and abet the Individual Defendants' and Novartis' breach of their fiduciary duties owed to plaintiff and the members of the Class.

        82.   Plaintiff and the other members of the Class have no adequate remedy at law.

PRAYER FOR RELIEF

        WHEREFORE, plaintiff demands preliminary and permanent injunctive relief in his favor and in favor of the Class and against defendants as follows:

        A.    Declaring that this action is properly maintainable as a class action;

        B.    Declaring and decreeing that the proposed imminent sale is in breach of the fiduciary duties of the defendants;

        C.    Enjoining the defendants, their agents, counsel, employees and all persons acting in concert with them from consummating a sale of Chiron unless and until the Company adopts and implements a procedure or process to obtain the highest possible price for shareholders;

        D.    Directing the Individual Defendants and Novartis to exercise their fiduciary duties to obtain a transaction which is in the best interests of Chiron's shareholders until the process for the sale or auction of the Company is completed and the highest possible price is obtained;

        E.    Imposition of a constructive trust, in favor of plaintiff, upon any benefits improperly received by defendants as a result of their wrongful conduct;

        F.     Awarding plaintiff the costs and disbursements of this action, including reasonable attorneys' and experts' fees; and

        G.    Granting such other and further equity relief as this Court may deem just and proper.

Dated: September 13, 2005	LERACH COUGHLIN STOIA GELLER RUDMAN & ROBBINS LLP DARREN J. ROBBINS RANDALL J. BARON
/s/ DARREN J. ROBBINS DARREN J. ROBBINS
401 B Street, Suite 1600 San Diego, CA 92101 Telephone: 619/231-1058 619/231-7423 (fax)
LAW OFFICES OF MARC S. HENZEL MARC S. HENZEL 273 Montgomery Avenue, Suite 202 Bala Cynwyd, PA 19004 Telephone: 610/660-8000 610/660-8080 (fax)
Attorneys for Plaintiff

FILED ALAMEDA COUNTY 2005 SEP 13 AM 9:11 CLERK OF THE SUPERIOR COURT BY [Illegible] DEPUTY
ATTORNEY OR PARTY WITHOUT ATTORNEY (Name, state bar number, and address): Darren J. Robbins 619/231-1058 Lerach Coughlin Stoia Geller Rudman & Robbins LLP 401 B Street, Suite 1600, San Diego, CA 92101	FOR COURT USE ONLY
Telephone No.: 619/231-1058 Fax No.: 619/231-7423
ATTORNEY FOR (Name): Plaintiff Albert Stein
SUPERIOR COURT OF CALIFORNIA, COUNTY OF Alameda
STREET ADDRESS: 1225 FALLON STREET, ROOM 109
MAILING ADDRESS:
CITY AND ZIP CODE: OAKLAND, CA 94612
BRANCH NAME:
CASE NAME:
Stein V. Chiron Corporation, et al.
CIVIL CASE COVER SHEET				Complex Case Designation				CASE NUMBER: RG05232097
☒	Unlimited (Amount demanded exceeds $25,000)	☐	Limited (Amount demanded is $25,000 or less)	☐	Counter	☐	Joinder
				Filed with first appearance by defendant (Cal. Rules of Court, rule 1811)				JUDGE: DEPT.:

All five (5) items below must be completed (see instructions on page 2).

1.
Check one box below for the case type that best describes this case:

Auto Tort		Contract		Provisionally Complex Civil Litigation
☐	Auto (22)	☐	Breach of contract/warranty (06)	(Cal. Rules of Court, rules 1800-1812)
☐	Uninsured motorist (46)	☐	Collections (09)	☐	Antitrust/Trade regulation (03)
Other PI/PD/WD (Personal Injury/Property		☐	Insurance coverage (16)	☐	Construction defect (10)
Damage/Wrongful Death) Tort		☐	Other contract (37)	☐	Mass tort (40)
☐	Asbestos (04)	Real Property		☐	Securities litigation (28)
☐	Product liability (24)	☐	Eminent domain/inverse condemnation (14)	☐	Environmental/Toxic tort (30)
☐	Medical malpractice (45)	☐	Wrongful eviction (33)	☐	Insurance coverage claims arising from the above
☐	Other PI/PD/WD (23)	☐	Other real property (26)		listed provisionally complex case types (41)
Non-PI/PD/WD (Other) Tort		Unlawful Detainer		Enforcement of Judgment
☒	Business tort/unfair business practice (07)	☐	Commercial (31)	☐	Enforcement of judgment (20)
☐	Civil rights (06)	☐	Residential (32)	Miscellaneous Civil Complaint
☐	Defamation (13)	☐	Drugs (38)	☐	RICO (27)
☐	Fraud (16)	Judicial Review		☐	Other complaint (not specified above) (42)
☐	Intellectual property (19)	☐	Asset forfeiture (05)	Miscellaneous Civil Petition
☐	Professional negligence (25)	☐	Petition re: arbitration award (11)	☐	Partnership and corporate governance (21)
☐	Other non-PI/PD/WD tort (35)	☐	Writ of mandate (02)	☐	Other petition (not specified above) (43)
Employment		☐	Other judicial review (39)
☐	Wrongful termination (36)
☐	Other employment (15)

2.
This case ☒ is ☐ is not complex under rule 1800 of the California Rules of Court. If the case is complex, mark the factors requiring exceptional judicial management:

a.	☒	Large number of separately represented parties	d.	☐	Large number of witnesses
b.	☒	Extensive motion practice raising difficult or novel issues that will be time-consuming to resolve	e.	☐	Coordination with related actions pending in one or more courts in other counties, states or countries, or in a federal court
c.	☒	Substantial amount of documentary evidence	f.	☐	Substantial post-judgment judicial supervision
3.
Type of remedies sought (check all that apply):

  a. ☐ monetary    b. ☒ nonmonetary; declaratory or injunctive relief    c. ☐ punitive

4.
Number of causes of action (specify): 2

5.
This case ☒ is ☐ is not a class action suit.

Date: September 13, 2005

DARREN J. ROBBINS (TYPE OR PRINT NAME)	/s/ DARREN J. ROBBINS (SIGNATURE OF PARTY OR ATTORNEY FOR PARTY)

NOTICE

  •
  Plaintiff must file this cover sheet with the first paper filed in the action or proceeding (except small claims cases or cases filed under the Probate, Family, or Welfare and Institutions Code). (Cal. Rules of Court, rule 201.8.) Failure to file may result in sanctions.

  •
  File this cover sheet in addition to any cover sheet required by local court rule.

  •
  If this case is complex under rule 1800 et seq. of the California Rules of Court, you must serve a copy of this cover sheet on all other parties to the action or proceeding.

  •
  Unless this is a complex case, this cover sheet will be used for statistical purposes only.

Form Adopted for Mandatory Use Judicial Council of California CM-010 (Rev. July 1, 2003)	CIVIL CASE COVER SHEET	Cal. Rules of Court, rules 201.8, 1800-1812; Standards of Judicial Administration, § 19 www.courtinfo.ca.gov
American LegalNet, Inc. www.USCourtForms.com

INSTRUCTIONS ON HOW TO COMPLETE THE COVER SHEET

To Plaintiffs and Others Filing First Papers

        If you are filing a first paper (for example, a complaint) in a civil case, you must complete and file along with your first paper, the Civil Case Cover Sheet contained on page 1. This information will be used to compile statistics about the types and numbers of cases filed. You must check all five items on the sheet. In item 1, you must check one box for the case type that best describes the page. If the case fits both a general and a more specific type of case listed in item 1, check the more specific one. If the case has multiple causes of action, check the box that best indicates the primary cause of action. To assist you in completing the sheet, examples of the cases that belong under each case type in item 1 are provided below. A cover sheet must be filed only with your initial paper. You do not need to submit a cover sheet with amended papers. Failure to file a cover sheet with the first paper filed in a civil case may subject a party, its counsel, or both to sanctions under rules 201.8(c) and 227 of the California Rules of Court.

To Parties in Complex Cases

        In complex cases only, parties must also use the Civil Case Cover Sheet to designate whether the case is complex. If a plaintiff believes the case is complex under rule 1800 of the California Rules of Court, this must be indicated by completing the appropriate boxes in items 1 and 2. If a plaintiff designates a case as complex, the cover sheet must be served with the complaint on all parties to the action. A defendant may file and serve no later than the time of its first appearance a joinder in the plaintiff's designation, a counter-designation that the case is not complex, or, if the plaintiff has made no designation, a designation that the case is complex.

CASE TYPES AND EXAMPLES

Auto Tort
Auto (22)—Personal Injury/Property Damage/Wrongful Death
Uninsured Motorist (48) (if the case involves an uninsured motorist claim subject to arbitration, check this item instead of Auto)
Other PI/PD/WD (Personal Injury/Property Damage/Wrongful Death) Tort
Asbestos (04)
Asbestos Property Damage
Asbestos Personal Injury/Wrongful Death
Product Liability (not asbestos or toxic/environmental) (24)
Medical Malpractice (45)
Medical Malpractice—Physicians & Surgeons
Other Professional Health Care Malpractice
Other PI/PD/WD (23)
Premises Liability (e.g., slip and fall)
Intentional Bodily Injury/PD/WD (e.g., assault, vandalism)
Intentional Infliction of Emotional Distress
Negligent Infliction of Emotional Distress
Other PI/PD/WD
Non-PI/PD/WD (Other) Tort
Business Tort/Unfair Business Practice (07)
Civil Rights (e.g., discrimination, false arrest) (not civil harassment) (08)
Defamation (e.g., slander, libel) (13)
Fraud (16)
Intellectual Property (19)
Professional Negligence (25)
Legal Malpractice
Other Professional Malpractice (not medical or legal)
Other Non-PI/PD/WD Tort (36)
Employment
Wrongful Termination (36)
Other Employment (15)
Contract
Breach of Contract/Warranty (06)
Breach of Rental/Lease Contract (not unlawful detainer or wrongful eviction)
Contract/Warranty Breach—Seller Plaintiff (not fraud or negligence)
Negligent Breach of Contract/Warranty
Other Breach of Contract/Warranty
Collections (e.g., money owed, open book accounts) (08)
Collection Case—Seller Plaintiff
Other Promissory Note/Collections Case
Insurance Coverage (not provisionally complex) (18)
Auto Subrogation
Other Coverage
Other Contract (37)
Contractual Fraud
Other Contract Dispute
Real Property
Eminent Domain/Inverse Condemnation (14)
Wrongful Eviction (33)
Other Real Property (e.g., quiet title) (26)
Writ of Possession of Real Property
Mortgage Foreclosure
Quiet Title
Other Real Property (not eminent domain, landlord/tenant, or foreclosure)
Unlawful Detainer
Commercial (31)
Residential (32)
Drugs (33) (if the case involves illegal drugs, check this item; otherwise, report as Commercial or Residential.)
Judicial Review
Asset Forfeiture (05)
Petition Re: Arbitration Award (11)
Writ of Mandate (02)
Writ—Administrative Mandamus
Writ—Mandamus on Limited Court Case Matter
Writ—Other Limited Court case Review
Other Judicial Review (39)
Review of Health Officer Order
Notice of Appeal—Labor Commissioner Appeals
Provisionally Complex Civil Litigation (Cal. Rules of Court Rule 1800-1812)
Antitrust/Trade Regulation (03)
Construction Defect (10)
Claims involving Mass Tort (40)
Securities Litigation (28)
Toxic Tort/Environmental (80)
Insurance Coverage Claims (arising from provisionally complex case type listed above) (41)
Enforcement of Judgment
Enforcement of Judgment (20)
Abstract of Judgment (Out of County)
Confession of Judgment (non-domestic relations)
Sister State Judgment
Administrative Agency Award (not unpaid taxes)
Petition/Certification of Entry of Judgment on Unpaid Tax
Other Enforcement of Judgment Case
Miscellaneous Civil Complaint
RICO (27)
Other Complaint (not specified above) (42)
Declaratory Relief Only
Injunctive Relief Only (non-harassment)
Mechanics Lien
Other Commercial Complaint Case (non-tort/non-complex)
Other Civil Complaint (non-tort/non-complex)
Miscellaneous Civil Petition
Partnership and Corporate Governance (21)
Other Petition (not specified above) (48)
Civil Harassment
Workplace Violence
Elder/Dependent Adult Abuse
Election Contest
Petition for Name Change
Petition for Relief from Late Claim
Other Civil Petition

CM-010 (Rev. July 1, 2003)	CIVIL CASE COVER SHEET	Page 2 of 2

Unified Rules of the Superior Court of California, County of Alameda

F.
ADDENDUM TO CIVIL CASE COVER SHEET

Short Title: Stein v. Chiron Corporation, et al.	Case Number:

CIVIL CASE COVER SHEET ADDENDUM

THIS FORM IS REQUIRED IN ALL NEW UNLIMITED CIVIL CASE FILINGS IN THE
SUPERIOR COURT OF CALIFORNIA, COUNTY OF ALAMEDA

		☐	Hayward Hall of Justice (447)
☒	Oakland; Rene C. Davidson Alameda County Courthouse (446)	☐	Pleasanton, Gala-Schenone Hall of Justice (448)
Civil Case Cover Sheet Category	Civil Case Cover Sheet Case Type	Alameda County Case Type (check only one)
Auto Tort	Auto tort (22)	☐	34	Auto tort (G)
		Is this an uninsured motorist case? ☐ yes ☐ no
Other PI/PD/	Asbestos (04)	☐	75	Asbestos (D)
WD Tort	Product liability (24)	☐	89	Product liability (not asbestos or toxic tort/environmental) (G)
	Medical malpractice (45)	☐	97	Medical malpractice (G)
	Other PI/PD/WD tort (23)	☐	33	Other PI/PD/WD tort (G)
Non-PI/PD/	Bus tort / unfair bus. practice (07)	☒	79	Bus tort / unfair bus. practice (G)
WD Tort	Civil rights (08)	☐	80	Civil rights (G)
	Defamation (13)	☐	84	Defamation (G)
	Fraud (16)	☐	24	Fraud (G)
	Intellectual property (19)	☐	87	Intellectual property (G)
	Professional negligence (25)	☐	59	Professional negligence—non-medical (G)
	Other non-PI/PD/WD tort (35)	☐	03	Other non-PI/PD/WD tort (G)
Employment	Wrongful termination (36)	☐	38	Wrongful termination (G)
	Other employment (15)	☐	85	Other employment (G)
		☐	53	Labor comm award confirmation
		☐	54	Notice of appeal—L.C.A.
Contract	Breach contract / Wnty (06)	☐	04	Breach contract / Wrnty (G)
	Collections (09)	☐	81	Collections (G)
	Insurance coverage (18)	☐	88	Ins. coverage—non-complex (G)
	Other contract (37)	☐	98	Other contract (G)
Real Property	Eminent domain / Inv Cdm (14)	☐	18	Eminent domain / Inv Cdm (G)
	Wrongful eviction (33)	☐	17	Wrongful eviction (G)
	Other real property (26)	☐	38	Other real property (G)
Unlawful Detainer	Commercial (31)	☐	94	Unlawful Detainer—commercial	Is the deft. in possession
	Residential (32)	☐	47	Unlawful Detainer—residential	of the property?
	Drugs (38)	☐	21	Unlawful Detainer—drugs	☐ Yes ☐ No
Judicial Review	Asset forfeiture (05)	☐	41	Asset forfeiture
	Petition re: arbitration award (11)	☐	62	Pet. re: arbitration award
	Writ of Mandate (02)	☐	49	Writ of mandate
		Is this a CEQA action (Publ. Res. Code section 21000 et seq) ☐ Yes ☐ No
	Other judicial review (39)	☐	64	Other judicial review
Provisionally	Antitrust / Trade regulation (03)	☐	77	Antitrust / Trade regulation
Complex	Construction defect (10)	☐	82	Construction defect
	Claims involving mass tort (40)	☐	78	Claims involving mass tort
	Securities litigation (28)	☐	91	Securities litigation
	Toxic tort / Environmental (30)	☐	93	Toxic tort / Environmental
	Ins covrg from cmplx case type (41)	☐	95	Ins covrg from complex case type
Enforcement of	Enforcement of judgment (20)	☐	19	Enforcement of judgment
Judgment		☐	08	Confession of judgment
Misc Complaint	RICO (27)	☐	90	RICO (G)
	Partnership / Corp. governance (21)	☐	88	Partnership / Corp. governance (G)
	Other complaint (42)	☐	68	All other complaints (G)
Misc. Civil Petition	Other petition (43)	☐	06	Change of name
		☐	69	Other petition
202-19 (5/1/00)				A-13

QuickLinks

BACKGROUND
JURISDICTION AND VENUE
THE PARTIES
NOTICE
INSTRUCTIONS ON HOW TO COMPLETE THE COVER SHEET
CASE TYPES AND EXAMPLES
CIVIL CASE COVER SHEET ADDENDUM